Exhibit 99.1

DeVry Inc. Completes Acquisition of Majority Stake in Fanor

OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--April 2, 2009--DeVry Inc. (NYSE: DV), a global provider of educational services, announced today that it has completed its acquisition of a majority stake in Fanor, a leading provider of private postsecondary education in northeastern Brazil.

“I am very pleased to welcome Fanor to the DeVry family,” said Daniel Hamburger, president and chief executive officer of DeVry Inc. “This investment represents a prudent step in DeVry’s strategic plans for international expansion. We look forward to working with the team at Fanor to serve the educational needs of students and employers in this high-growth market.”

Founded in 2001 and based in Fortaleza, Ceará, Brazil, Fanor is the parent organization of Faculdades Nordeste, Faculdade Ruy Barbosa, and Faculdade FTE ÁREA1. These institutions operate five campus locations in the cities of Salvador and Fortaleza, and serve more than 10,000 students through undergraduate and graduate programs focused in business management, law and engineering.

Under the terms of the final agreement, DeVry purchased an 82.3 percent majority stake in Fanor, including real estate and also reducing Fanor’s debt, for a total cash outlay of $40.4 million.

Voga acted as financial advisor to DeVry Inc. DLA Piper US LLP and Lobo & de Rizzo Advogados jointly served as DeVry Inc.'s legal counsel. Fulvio Pistoressi served as legal advisor to Fanor.

About DeVry Inc.

DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing, Apollo College, Western Career College Becker Professional Review, and Fanor. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Apollo College and Western Career College prepare students for careers in healthcare through certificate and associate degree programs. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. Based in Brazil, Fanor offers undergraduate and graduate programs in business management, law and engineering through its three schools: Faculdades Nordeste, Faculdade Ruy Barbosa, and Faculdade FTE ÁREA1. For more information, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2008 and filed with the Securities and Exchange Commission on August 27, 2008.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 574-1949
Media Contact:
Larry Larsen
llarsen@sardverb.com
(312) 895-4717